                                UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          INTEGRITY INC.
                   ---------------------------------
                         (NAME OF ISSUER)

                        COMMON STOCK - CL A
                   ---------------------------------
                    (TITLE OF CLASS OF SECURITY)

                              45813H104
                   ---------------------------------
                            (CUSIP NUMBER)

                             MAY 27, 1999
                   ---------------------------------
         (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

{X} RULE 13D-1{b}
{ } RULE 13D-1{c}
{ } RULE 13D-1{d}

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES)

                                  PAGE 1 OF 4
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CUSIP NO. 45813H104             SCHEDULE 13G       PAGE 2 OF 4

(1) NAME AND IRS NUMBER OF REPORTING PERSONS

    FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD.   (#38-2562340)

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          A.......... { }
          B.......... { }

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZAION

    MICHIGAN

NUMBER OF SHARES OF:

(5) SOLE VOTING POWER

    NONE

(6) SHARED VOTING POWER

    177,398

(7) SOLE DISPOSITIVE POWER

    NONE

(8) SHARED DISPOSITIVE POWER

    177,398

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED

    177,398       * SEE NOTE 1 *

(10)CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

    { }

(11)PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    8.53

(12)TYPE OF REPORTING PERSON

    IA

(14)CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING

    {X} RULE 13D-1{b}
    { } RULE 13D-1{c}
    { } RULE 13D-1{d}
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CUSIP NO. 45813H104              SCHEDULE 13G        PAGE 3 OF 4

ITEM 1 (A)   NAME OF ISSUER

             INTEGRITY INC.

ITEM 1 (B)   ADDRESS OF ISSUER

             1000 CODY RD SOUTH
             MOBILE, AL 36695

ITEM 2 (A)   NAME OF PERSON FILING

             FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD

ITEM 2 (B)   ADDRESS OF PERSON FILING

             417 ST JOSEPH ST
             PO BOX 40
             SUTTONS BAY, MI 49682

ITEM 2 (C)   CITIZENSHIP

             MICHIGAN

ITEM 2 (D)   TITLE OF CLASS

             COMMON STOCK

ITEM 2 (E)   CUSIP NO.

             45813H104

ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(B)(1)(ii)(E).
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CUSIP NO. 45813H104              SCHEDULE 13G        PAGE 4 OF 4

OWNERSHIP
ITEM 4 (A)   AMOUNT BENEFICIALLY OWNED

             177,398      * SEE NOTE 1 *

ITEM 4 (B)   PERCENT OF CLASS

             8.53

ITEM 4 (C)   NUMBER OF SHARES

       (i)   SOLE POWER TO VOTE

             NONE

       (ii)  SHARED POWER TO VOTE

             177,398

      (iii)  SOLE POWER TO DISPOSE

             NONE

       (iv)  SHARED POWER TO DISPOSE

             177,398

       ** NOTE 1 - FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD. IS A REGISTERED INVESTMENT ADVISOR, MANAGING INDIVIDUAL CLIENT ACCOUNTS. ALL SHARES
REPRESENTED
IN THIS REPORT ARE HELD IN ACCOUNTS OWNED BY THE CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD. BECAUSE OF THIS, FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD. DISCLAIMS BENEFICIAL OWNERSHIP.

ITEM (5)     OWNERSHIP OF LESS THAN FIVE PERCENT

             CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT.

             { }

ITEM (6)     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD, NONE OF WHICH, TO OUR KNOWLEDGE OWNS FIVE PERCENT OR MORE OF THE CLASS

ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             NOT APPLICABLE

ITEM (8)     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             NOT APPLICABLE

ITEM (9)     NOTICE OF DISSOLUTION OF GROUP

             NOT APPLICABLE

ITEM (10)    CERTIFICATION

             BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN THE CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

             AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

             JUNE 8, 1999

             PAUL H. SUTHERLAND
             PRESIDENT